UNITED STATES

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SCHEDULE 14A

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NuVasive, Inc.
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NUVASIVE, INC.

Annual Meeting of Stockholders

May 24, 2012

Supplemental Information Regarding Proposal 2

Advisory Vote on Executive Compensation

Dear Stockholders of NuVasive, Inc.:

At the Annual Meeting of Stockholders of NuVasive, Inc. (the “Company”) to be held on May 24, 2012, stockholders will cast a non-binding advisory vote to approve Proposal 2, the compensation of the Company’s named executive officers (the “say-on-pay” proposal). Proposal 2 in the Company’s 2012 proxy statement includes relevant information regarding this matter. This Supplemental Information is being provided to give you additional information regarding Proposal 2. The Company’s Board of Directors (the “Board”) has recommended that you vote FOR Proposal 2.

At the Company’s 2011 stockholder meeting, 82 percent of votes cast were “FOR” the Company’s say-on-pay proposal, and since that meeting the Company has made additional enhancements (see “Commitment to Good Compensation Governance” in the proxy statement) to further improve the link between executive pay and company performance. Over the past year, in support of this initiative, the Company:

—	Engaged a new independent compensation consultant to ensure it has the most up-to-date and market relevant information in making its compensation decisions.

—	Revised its peer group to more closely align with its size, industry and location.

—	Instituted a Clawback Policy which ensures the recovery of compensation based upon any misstated financial information.

—	Instituted Stock Ownership Guidelines that require all of the Company’s vice-presidents and above to own stock to ensure alignment with its stockholders.

—	Established and disclosed clear performance metrics relating to its incentive programs.

—	Amended the Company’s Insider Trading Policy to prohibit hedging activity.

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Most importantly, the Company’s Compensation Committee significantly reduced the target value of the Company’s executive officers’ long-term equity awards for 2012. Also, beginning with the annual grants made in February 2012, the Compensation Committee now delivers 50% of those awards in the form of performance-based restricted stock units (“PRSUs”). These PRSU awards are earned only upon the achievement of pre-established performance criteria set by the Compensation Committee, which directly relate to the Company’s financial success. As a result, the realizable value of the Company’s equity-based awards (i.e. actual pay potentially realized) is strongly aligned with both pre-determined Company goals and stockholder returns.

Recently, ISS Proxy Advisory Services (“ISS”) issued a voting recommendation “AGAINST” the Company’s say-on-pay proposal. ISS made this recommendation in light of what it describes as a “pay for performance disconnect.” The Company strongly disagrees with the position taken by ISS on this topic. In 2011, ISS recommended voting “FOR” the Company’s say-on-pay proposal. As described in the Company’s 2012 proxy statement and further elaborated in this Supplemental Information, the Company’s compensation programs have been greatly enhanced in the past year to establish an even deeper link between executive compensation and company performance.

After careful review of ISS’s rationale for its advice, the Company believes their recommendation is incorrect in several areas:

—	The peer group ISS utilized does not accurately reflect relevant comparator companies creating an inherently flawed peer group comparison.

—	The ISS analysis is conducted based solely on the Company’s year-end stock prices and ignores all other metrics of Company performance (most of which are very positive).

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Use of Summary Compensation Table data overinflates the realizable pay of NuVasive’s executive officers. In each of 2009, 2010 and 2011 the realizable pay of the Company’s named executive officers has been meaningfully less than the “pay opportunity” values in the Company’s Summary Compensation Table.

—	Using realizable pay as opposed to the inflated Summary Compensation Table data and using an appropriate peer group demonstrates the Company’s pay-for-performance alignment.

—	Even using total shareholder return (“TSR”), the Company has demonstrated absolute alignment between stock performance and executive compensation.

—	Recent changes to the Company’s executive compensation programs and governance operating mechanisms are closely aligned with stockholder interests

We urge you to review the information offered in the Company’s 2012 proxy statement and consider the following findings of the Company’s analysis in your decision to vote “FOR” Proposal 2.

A Disconnect In Peer Groups Means A Disconnect In Results

The group selected by ISS to benchmark compensation and performance is significantly different than the group utilized by the Company’s Compensation Committee of the Board (the “Compensation Committee”) to guide its 2012 compensation actions. ISS’s peer group of 22 companies includes only 9 companies which were considered peers by the Company’s Compensation Committee. 4 companies in the Company’s peer group were not included in the ISS peer group. In addition, ISS included 10 companies with which the Company does not compete for executive talent, including IDEXX Laboratories, Inc. who specializes in diagnostics and technologies for better veterinary care and safer food and water and is based in Maine.

The Compensation Committee, on the other hand, selected an appropriate peer group of companies based on business strategy, comparable revenue size, market capitalization, revenue growth, industry, global reach, geography and its view of organizations against which the Company competes for top talent. The Compensation Committee believes that a set of peer group companies with whom the Company actually competes for executive talent more accurately reflects its business realities. The Company strongly disagrees with the expanded peer group selected by ISS because it fails to recognize all of the selection factors utilized by the Compensation Committee and utilizes many companies who are in no way relevant to the Company, its performance or the markets in which it competes.

Because the Compensation Committee understands the complexities of driving stockholder value and competing for and retaining senior executive talent, it feels that it is in the best position to select a peer group. The Compensation Committee worked extensively in 2012 in conjunction with its independent compensation consultant, Towers Watson, to review, revise and validate companies included in the peer group. As a result, the Compensation Committee selected the following companies to guide its 2012 compensation actions. Those marked with an * were not included in the ISS peer group.

— Edwards Lifesciences*	— Masimo	— DJO Global*
— Integra LifeSciences	— Illumina*	— Wright Medical
— Volcano Corporation	— Orthofix	— Thoratec
— Greatbatch, Inc.	— Intuitive Surgical*
— ArthroCare Corporation	— CONMED

Realizable Pay and True Company Performance

The Compensation Committee understands and accepts there can be multiple approaches to comparing peer company compensation and performance. However, the Compensation Committee believes the most appropriate metric for assessing pay for performance and strengthening executive retention is “realizable pay.” The ISS report uses grant-date value (or “pay opportunity”) as determined by ISS’ methodology measured against TSR. This analysis grossly overinflates the actual realizable pay earned by the Company’s Chief Executive Officer (“CEO”) and other named executive officers during the past three fiscal years. This approach fails to recognize that the Company’s CEO will only receive value from equity awards if the Company executes on its performance objectives. Moreover, ISS’ methodology fails to recognize that these equity awards are intended to cover a longer period than simply one, three or five years. ISS counted the entire award value in the fiscal years in which such awards were granted. In addition, realizable pay reflects the actual retention value of equity awards and appropriately reflects increases or decreases with fluctuations in market value. When determining the equity grants to the Company’s executives in the beginning of each year, the Company’s Compensation Committee believes it is important to take into account not only the grant date deemed values included in the Company’s Summary Compensation Table, but also to consider the affect and value of prior equity awards so that a full compensation picture can be understood and considered.

More than 70 percent of the Company’s CEO’s target pay is equity-based, which is itself an alignment with shareholder interests. In addition, because of this high percentage, the Compensation Committee considers it especially important to focus on realizable pay when evaluating pay-for-performance. Stock options that are “out of the money” may expire without any realized value. In addition, restricted stock units may have realizable value which is less than what was targeted at the time of grant. The realizable pay of the Company’s executive officers has in each of 2009, 2010 and 2011 been meaningfully less than each of the following: the “pay opportunity” values in the Company’s Summary Compensation Table, the amounts targeted as appropriate by the Compensation Committee, and the exaggerated values reported by ISS.

Also, reliance on TSR (as of an arbitrary date) as the sole measure of Company performance ignores all other operational and financial metrics used by the Company to measure growth and performance. In the three fiscal years ending December 31, 2009, 2010 and 2011, the Company’s revenue grew 46%, the Company’s non-GAAP operating margin grew 22% and the Company’s market share grew 40%. The Company delivered record revenues in each of these three fiscal years. These metrics are ignored by ISS’ reliance solely on TSR, but the Company’s Compensation Committee believes these metrics very relevant to building long term shareholder value.

In addition, in the first quarter of 2012 the Company’s revenue grew 22% over the first quarter of 2011. Adding to this continued strong operational performance, the Company’s stock price has risen 60% so far this year ($12.59 as of December 31, 2011 and $20.09 as of May 14, 2012). The recent performance of the Company is not taken into account by ISS as their report measures TSR solely on the stock prices as of December 31 each year, the end of NuVasive’s fiscal year. The Company believes that strong operational performance will drive shareholder value over time and that the Company’s stock’s performance through May 14, 2012 is validation of this belief.

The Company’s Compensation Committee analyzed corporate performance and executive realizable pay based on the most recently completed three-year period and the Company’s carefully selected peer group. This analysis shows strong alignment between our CEO’s realizable pay and our Company performance over the most recently completed three-year period:

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The Company’s three-year (fiscal years ended December 31, 2009 – 2011) realizable pay for the Company’s CEO was strongly aligned. As illustrated in the table below, Company performance was at the 43rd percentile while the Company’s CEO’s realizable total direct compensation was at the 30th percentile.

(1)	Realizable pay includes aggregate salary; aggregate actual bonus paid; and realizable gains of equity awards granted during the relevant period which includes, in-the-money stock options granted during the relevant period, current value of full-value shares granted during the relevant period and current value of vested performance shares for performance cycles beginning and ending in the relevant period.
(2)	Company Performance includes sales growth, free cash flow growth, earnings-per-share growth, EBITDA growth and total shareholder return.
(3)	The gray bar represents the area where pay and performance demonstrate alignment.

Absolute Alignment Between Compensation And Performance

As summarized in the chart below, there is a direct correlation between the Company’s stock price and the CEO’s compensation (base salary, bonus payouts, grant date fair-value of equity grants and all other compensation). The bars in the chart represent the CEO’s compensation over the last five fiscal years. The line graph represents the Company’s indexed year-end stock price. This analysis supports a strong correlation between CEO compensation and stock price.

In addition, despite record Company revenue in 2011 and industry leading market growth, the Company’s CEO received no base salary increase for 2012. The Company’s CEO did receive a base salary increase in 2011, his first since 2009. Also, the Company’s CEO’s 2011 annual bonus payout from the Company’s 2011 Executive Bonus Plan (the “2011 Bonus Plan”) was the same as the previous year and accurately reflects the Company’s performance in 2011. Specifically, regarding the 2011 Bonus Plan, the Company’s CEO’s payout was:

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60% of his 2011 annual target bonus opportunity based upon Company performance plus 12% based on pre-determined individual performance goals totaling a 2011 Bonus Plan payout of 72% of his 2011 annual target bonus opportunity;

—	80% of his 2011 Maximum Potential Bonus (as described in the Proxy Statement); and
—	the same as 2010, which was 38% less than his 2009 bonus.

The Best Results Require The Best Leaders

The future of the Company is very promising and its leaders are making market-leading progress against stated strategies and operational goals. The graph below illustrates the Company’s revenue and market share growth percentage for the quarters ended March 31, 2010, 2011 and 2012. These two metrics are highlighted as these are the ones the Company most analyzes when determining its health and growth.

*Data obtained from Barclays Capital Medical Supplies & Devices, January 5, 2012. First Quarter 2012 is an estimate.

This continued strong operational performance has been achieved in a U.S. spine surgery market that has seen virtually no growth over the past 2-3 years. Up until 2007, the U.S. spine market was growing at a healthy rate. During that time, the Company grew revenues at multiples of market growth and the health of the market helped propel stock price increases. Although the Company has continued to lead the industry in terms of growth and has continued to grow far in excess of the market, the stagnation in the U.S. spine surgery market has contributed significantly to the Company’s depressed stock price. The Company believes that the health of the broader spine market will improve over time. With that belief, the Compensation Committee has designed compensation programs to align pay with successful execution of the Company’s strategies to take market share and expand profitability. The Company cannot control the broader market so instead has focused on creating incentives for executives to successfully achieve the Company’s stated goals.

The realization of the Company’s promise depends on its ability to attract and retain the best leaders in a highly competitive executive talent market. The Company feels that it has taken a very careful and balanced approach to the development of the Company’s executive compensation programs – programs that consider the many factors that affect the Company’s stockholders and are aligned with building long term stockholder value.

We appreciate your time and consideration and ask that you support the Board’s recommendation to vote “FOR” Proposal 2.